Exhibit 99.3

MC Tumbleweed Royalty, LLC
Consolidated Financial Statements

As of December 31, 2023
And for the Year Ended December 31, 2023

MC TUMBLEWEED ROYALTY, LLC

GRANT THORNTON LLP
500 N. Akard, Suite 1200
Dallas, TX 75201

D +1 214 561 2300
F +1 214 561 2370

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
MC Tumbleweed Royalty, LLC

Opinion
We have audited the consolidated financial statements of MC Tumbleweed Royalty, LLC (a Delaware limited liability company) and subsidiary (the “Company”), which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statement of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion
We conducted our audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

GT.COM    Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with US GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Dallas, Texas
April 30, 2024

The accompanying notes are an integral part of these consolidated financial statements.

MC TUMBLEWEED ROYALTY, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31, 2023	
Operating income:		
Royalty income	$	8,421
Lease bonus and other		13
Total operating income		8,434
Operating expenses:		
Production and ad valorem taxes		453
Gathering and transportation		67
Depletion, depreciation and amortization		2,598
General and administrative		499
Total operating expenses		3,617
Income before income taxes		4,817
Income tax expense		(37)
Net income	$	4,780

The accompanying notes are an integral part of these consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

MC TUMBLEWEED ROYALTY, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION AND NATURE OF BUSINESS

Description of the business and formation

MC Tumbleweed Royalty, LLC (the “Company,” “MC Tumbleweed,” “we,” “our,” “us”), a Delaware limited liability company (“LLC”), was formed on July 21, 2020 (date of inception) and has a consolidated subsidiary, MC TWR Royalties, LP, a Texas limited partnership. The Company was formed by contributions from a third-party equity provider and certain members of management from the Company. The subsidiary was formed for the purpose of acquiring mineral and royalty interests in oil and natural gas properties in North America. The Company is currently focused on oil and natural gas interests in the Permian Basin.

As an LLC, the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC and, unless otherwise noted, the individual member’s liability for indebtedness of an LLC is limited to the member’s actual capital contribution.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and judgments are based on information available at the time such estimates and judgments are made. Although management believes the estimates are appropriate, actual results may differ from those estimates.

The most significant estimates pertain to proved oil and natural gas reserves, related cash flow estimates used in impairment tests of long-lived assets, recoverability of costs of unproved properties and estimates relating to certain oil and natural gas revenues and expenses from mineral and royalty interests. Certain of these estimates require assumptions regarding future commodity prices, future expenses and future production rates. Actual results could differ from those estimates.

Estimates of oil and natural gas reserves and their values, future production rates and future expenses are inherently uncertain for numerous reasons, including many factors beyond the Company’s control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, prevailing commodity prices and other factors. These revisions may be material and could materially affect future depreciation, depletion and amortization (“DD&A”) expense and impairment expense.

Cash and cash equivalents – We consider all highly liquid investments with a maturity of three months or less at the time of purchase to be cash or cash equivalents. Cash equivalents consist of cash in a short-term money market account. Money market funds are measured and recorded at fair value in the Company’s consolidated balance sheet and classified as Level 1 in the fair value hierarchy. The Company’s cash and cash equivalents are held in a financial institution in an amount that exceeds the insurance limits of the Federal Deposit Insurance Corporation. The Company believes the counterparty risks associated with this are minimal based on the reputation and history of the institution where the funds are deposited and held. No losses have occurred to date with respect to these items.

Royalty Income Receivable – Receivables are carried on a gross basis, with no discounting. At each reporting date, the Company assesses the expected lifetime credit losses on initial recognition of royalty income receivables. The Company has not had any credit losses related to these receivables in the past and believes its accounts receivable is fully collectable. Accordingly, an allowance was not recorded as of December 31, 2023.

Oil and Natural Gas Interests – The Company utilizes the successful efforts method of accounting for our oil and natural gas properties. Under this method, costs of acquiring properties are capitalized. If a property is ultimately not acquired, then the associated costs are expensed. The portion of the capitalized costs allocated to proved properties is depleted using the unit-of-production method based on total estimated proved developed producing reserves. Unproved property is excluded from the depletion base until the identification of proved reserves.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited to the net book value of the amortization group, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recognized until an entire amortization base is sold. However, gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Company performs assessments of our proved oil and natural gas properties accounted for under the successful efforts method of accounting, annually or whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the estimated undiscounted future cash flows is less than the carrying amount of the oil and natural gas properties. In these circumstances, the Company recognizes an impairment loss for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices and production costs. We consider the inputs utilized in determining the fair value related to the impairment of long-lived assets to be Level 3 measurements in the fair value hierarchy. For the year ended December 31, 2023 the Company did not recognize any impairment of our proved interests.

The Company also performs assessments of our unproved oil and natural gas properties annually or whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. For the year ended December 31, 2023 the Company did not recognize any impairment of our unproved interests.

Other Property and Equipment – Other property and equipment are recorded at cost and includes computer software and equipment. Major renewals and improvements are capitalized while expenditures for maintenance and repairs are expensed as incurred. Upon sale or abandonment, the cost of the equipment and related accumulated depreciation are removed from the accounts and any gain or loss is recognized. Depreciation is calculated using the straight-line method over estimated useful lives of the various assets as follows:

    Computer equipment    5 years
    Computer software    3 years

Royalty Income and Revenue Recognition from Contracts with Customers – Royalty income represents the right to receive revenues from oil and natural gas sales by the operator of the wells in which the Company owns a royalty interest. Royalty income is recognized at the point control of the product is transferred to the purchaser. Substantially all of the pricing provisions in the Company’s contracts are tied to a market index.

The Company’s oil and natural gas sales contracts are generally structured whereby the producer of the properties in which the Company owns a royalty interest sells the Company’s proportionate share of oil and natural gas production to the purchaser and the Company collects our percentage royalty based on the revenue generated by the sale of the oil and natural gas. In this scenario, the Company recognizes revenue when control transfers to the purchaser at the wellhead or at the gas processing facility based on the Company’s percentage ownership share of the revenue, net of any deductions for gathering and transportation.

The Company’s right to royalty income does not originate until production occurs and, therefore, is not considered to exist beyond each day’s production. Therefore, there are no remaining performance obligations under any of our royalty income contracts.

Under the Company’s royalty income contracts, we would have the right to receive royalty income from the producer once production has occurred, at which point payment is unconditional. Accordingly, the Company’s royalty income contracts do not give rise to contract assets or liabilities.

The Company records revenue in the month production is delivered to the purchaser. However, settlement statements for certain oil and natural gas sales may not be received for one to four months after the date production is delivered, and as a result, the Company is required to estimate the amount of royalty income to be received based upon the Company’s interest. The Company records the differences between our estimates and the actual amounts received for royalties in the period that payment is received from the producer. The Company believes that the pricing provisions in our oil and natural gas contracts are customary in the industry. To the extent actual volumes and prices of oil and natural gas sales are unavailable for a given reporting period because of timing or information not received from third parties, the royalties related to expected sales volumes and prices for those properties are estimated and recorded.

Concentrations of Credit Risk – As of December 31, 2023, the Company’s primary market consists of operations in the Permian Basin of West Texas in the United States. The Company has concentration of oil and natural gas production revenues and receivables due from the operators of wells in which we hold royalty interests. Our exposure to non-payment or non-performance by the operators presents a credit risk. Generally, non-payment or nonperformance results from an operator’s inability to satisfy obligations.

Furthermore, the concentration of our counterparties in the energy industry may impact our overall exposure to credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. The Company has no involvement of operational control over the volumes and method of sale of oil, natural gas, and NGLs produced and sold from the properties. Our mineral leases are with financially stable and experienced operators in the respective areas of exploration, development and production. Although the Company is exposed to a concentration of credit risk, management believes the loss of revenue from any one customer would not significantly affect the Company’s financial or operational performance.

The following third-party and related-party operators accounted for a significant portion of the Company’s total revenue for the:

Fair Value Hierarchy – Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the reporting date. The Company’s assets and liabilities that are measured at fair value at each reporting date are classified according to a hierarchy that prioritizes inputs and assumptions underlying the valuation techniques. This fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, and consists of three broad levels:

•         Level 1 — Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.
•         Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market date for substantially the entire contractual term of the asset or liability.
•         Level 3 — Unobservable inputs that reflect the entity’s own assumptions about the assumption market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.
Valuation techniques that maximize the use of observable inputs are favored. Assets and liabilities are classified in their entirety based on the lowest priority level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy. As of December 31, 2023, the Company does not have any amounts requiring fair value measurements.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (‘ASU 2016-13’), which changes the impairment model for most financial assets. The ASU introduces a new credit loss methodology, Current Expected Credit Losses (“CECL”), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. Since its original issuance in 2016, the FASB has issued several updates to the original ASU. The CECL framework utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. The methodology replaces the multiple existing impairment methods, which generally require that a loss be incurred before it is recognized.

On January 1, 2023, the Company adopted the guidance in a modified retrospective basis approach. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements as of the adoption date, January 1, 2023, and therefore no related adjustment was recorded at the adoption date.

In October 2021, the FASB issued Accounting Standards Update No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers The amendments in this Update address how to determine whether a contract liability is recognized by the acquirer in a business combination. The amended guidance will be effective for the Company for annual periods beginning after December 15, 2023. The Company is evaluating the effect of this ASU but does not believe it will have a material effect on its financial statements.

3.    PROPERTY AND EQUIPMENT

Property and Equipment consisted of the following (in thousands):

Depletion expense for the year ended December 31, 2023, was approximately $2.6 million.

4.    MEMBERS’ EQUITY AND MANAGEMENT INCENTIVE UNITS

Class A Units

Class A Units are issued at a ratio of one Class A Unit to one dollar contributed by contributing member. As of December 31, 2023, Class A members had a total commitment to the Company of approximately $53.2 million, of which $24.1 million was contributed to the company, representing the total outstanding Class A Units.

For the year ended December 31, 2023, the Company distributed $6.7 million to its Class A Unit holders pro rata in accordance with their respective sharing percentages.

Class B Units

With approval of the Board, from time to time, the Company may issue Class B Units to Senior Management, Managers, Officers, employees, and other persons who contribute to the success of the Company. Unless the Board determines otherwise, each Class B Unit is intended to constitute a profits interest and Class B Unitholders do not have rights to any distributions until Class A Unitholders have received distributions equal to the return of their capital contributions and defined return on investment. As of December 2023, the Company had authorized 100,000 Class B Units of which 97,500 were issued and outstanding.

5.    INCOME TAXES

Income Taxes – The Company is not subject to federal or state income taxes, except as noted below, as we are organized as a partnership for income tax purposes and the results of operation are taxable directly to the members. Accordingly, each member is responsible for its share of federal and state income tax.
Under the centralized partnership audit rules effective for tax years beginning after 2017, the Internal Revenue Service (“IRS”) assesses and collects underpayments of tax from the partnership instead of from each partner. The Company may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules. The collection of tax from the Company is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on Company income, regardless of who pays the tax or when the tax is paid, is attributed to the partners. Any payment made by the Company as a result of an IRS examination will be treated as a distribution from the Company to the partners in the financial statements.
Texas Margin Tax – The Company is subject to the Texas Margin Tax that requires tax payments at a maximum statutory effective rate of 0.75% on the taxable margin of each taxable entity that does business in Texas. The margin tax qualifies as an income tax under Accounting Standards Codification 740, Income Taxes (“ASC 740”), which requires us to recognize currently the impact of this tax on the temporary differences between the consolidated financial statement assets and liabilities and their tax basis attributable to such tax. As such, for the year ended December 31, 2023, the Company recognized $43.0 thousand of deferred tax liability related to the Texas Margin Tax which is included in “Accounts payable and accrued expenses” in the accompanying consolidated balance sheets. The Company recognized $36.9 thousand of income tax expense related to the Texas Margin Tax which is included in “Income tax expense” in the accompanying consolidated statements of operations.

Uncertain Tax Positions – Uncertain tax positions are recognized in the financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position.

The Company had no uncertain tax positions as of December 31, 2023.

6.    RELATED PARTY TRANSACTIONS
The Company evaluated our relationships, commitments, and other agreements with our counterparties to determine the existence of related party transactions. The following transactions were determined to be between related parties, such as our equity provider which own a controlling interest in the Company, certain members of management or entities affiliated therewith.

Shared Services Agreement

The Company is party to an agreement with a management member’s entity whereas this entity and respective employees provide certain general and administrative services to MC Tumbleweed (“Shared Services Agreement”) for a monthly fee (“Shared Services Expense”). For the year ended December 31, 2023, the Company incurred approximately $0.3 million, in Shared Services Expenses which are included in “General and administrative expense” in the accompanying consolidated statements of operations. As of December 31, 2023, $28.9 thousand was included in “Accounts payable – related party” in the accompanying consolidated balance sheet related to the Shared Services Agreement.

Acquisitions / Contributions of oil and natural gas mineral interests

In addition to cash purchases, management members have the ability to offset cash capital contributions with contributions of oil and natural gas properties. Other management members’ controlled entities have similar mineral and royalty interests in the Permian

Basin and these entities have been in existence prior to the formation of the Company. For the year ended December 31, 2023, there were no related party acquisitions or contributions.

Lease Bonus

During the year ended December 31, 2023, the Company received approximately $12.6 thousand in lease bonus from a related party operator.

7.    COMMITMENTS AND CONTINGENCIES

Litigation - From time to time we are party to certain legal or administrative proceedings that arise in the ordinary course and are incidental to our business. As of December 31, 2023, there were no such pending proceedings to which we are party to that our management believes will have a material adverse effect on our results of operations, cash flows or financial condition. However, future events or circumstances, currently unknown to management, will determine whether the resolution of any litigation or claims will ultimately have a material effect on our results of operations, cash flows or financial condition in any future reporting periods.

Casualties and Other Risks – The Company maintains coverage in various insurance programs, which provide us with coverage which is customary for the nature and scope of our operations.

The Company believes we have adequate insurance coverage, although insurance will not cover every type of loss that might occur. As a result of insurance market conditions, premiums and deductibles for certain insurance policies could increase significantly, and in certain instances, insurance may become unavailable, or available at reduced coverage.

If we were to incur a significant loss for which we were not adequately insured, the loss could have a material impact on our results of operations, cash flow or financial condition. In addition, the proceeds of any available insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Any event that interrupts our revenues, or which causes us to make a significant expenditure not covered by insurance, could reduce our ability to meet future financial obligations.

8.    SUBSEQUENT EVENTS

In February 2024, the Company received approximately $0.8 million in lease bonus from a related party operator.

The Company has evaluated subsequent events through April 30, 2024, the date the consolidated financial statements were available to be issued, and determined that there were no additional events that would materially affect the financial statements.

9. SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS OPERATIONS (UNAUDITED)
Proved Oil and Gas Reserve Quantities
Proved oil and natural gas reserve estimates and their associated future net cash flows for MC Tumbleweed were estimated by independent reserve engineers, Cawley, Gillespie & Associates, Inc. as of December 31, 2023. Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted arithmetic average of the first-day-of-the-month prices for the 12-month period prior to the end of the reporting period.
The SEC has defined proved reserves as the estimated quantities of oil, NGL and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. Oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

The following table presents changes in the estimated quantities of proved reserves for the years ended December 31, 2023.

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)(1)
Proved Developed and Undeveloped Reserves:
As of December 31, 2022	425	1,472	—	671
Extensions and discoveries	179	722	—	299
Revisions of previous estimates	(11)	42	—	(4)
Production	(97)	(163)	—	(124)
As of December 31, 2023	496	2,073	—	842

Proved Developed Reserves:
December 31, 2023	353	1,485	—	601

Proved Undeveloped Reserves:
December 31, 2023	143	588	—	241
Revisions represent changes in previous reserves estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history or resulting from a change in economic factors, such as commodity prices, operating costs or development costs.
For the year ending December 31, 2023, MC Tumbleweed's negative revisions of 4 MBoe of previously estimated quantities consisted of performance revisions of proved developed producing wells. Extensions and discoveries of 299 MBoe resulted primarily from the addition of 14 new wells and from 202 new proved undeveloped locations added.
Standardized Measure of Discounted Future Net Cash Flows
The standardized measure of discounted future net cash flows should not be viewed as realistic estimates of future cash flows, nor should the “standardized measure” be interpreted as representing current value of proved reserves to the Businesses. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs may vary.
The following table sets forth the standardized measure of discounted future net cash flows attributable to the MC Tumbleweed’s proved oil and natural gas reserves as of December 31, 2023.

December 31, 2023
(in thousands)
Future cash inflows	$44,694
Future production taxes	(3,136)
Future development costs	—
Future income tax expense	(234)
Future net cash flows	41,324
10% discount to reflect timing of cash flows	(16,983)
Standardized measure of discounted future net cash flows	$24,341

The following table presents the unweighted arithmetic average first-day-of–the-month prices within the 12-month period prior to the end of the reporting period as adjusted by differentials and other contractual terms for oil, natural gas and natural gas liquids utilized in the computation of future cash inflows.

December 31, 2023
Oil (per Bbl)	$78.22
Natural gas (per MMBtu)	$2.64
Principal changes in the standardized measure of discounted future net cash flows attributable to Tumbleweed Q's proved reserves are as follows.

Year Ended December 31, 2023
(in thousands)
Standardized measure of discounted future net cash flows at the beginning of the period	$27,311
Sales of oil and natural gas, net of production costs	(7,901)
Extensions and discoveries	8,886
Net changes in prices and production costs	(7,758)
Revisions of previous quantity estimates	(113)
Net changes in income taxes	17
Accretion of discount	2,747
Net changes in timing of production and other	1,152
Standardized measure of discounted future net cash flows at the end of the period	$24,341